ATTACHMENT TO THE AMENDMENT TO REPORT OF BUSINESS TRUST

OF

LoCorr Investment Trust

(Registration Number 1976719)

Jon C. Essen, Trustee, Treasurer and Secretary of the above named business trust, certifies that the Report of Operation of Business Trust is being amended pursuant to Section 1746.07 of the Ohio Revised Code, and a certified copy of Amendment No. 5 to the Agreement and Declaration of Trust of LoCorr Investment Trust is attached hereto.

 Jon C. Essen
 Trustee, Treasurer and Secretary

STATE OF MINNESOTA	)
)
COUNTY OF HENNEPIN	)

Sworn to and subscribed in my presence by Jon C. Essen, a Trustee, Treasurer and Secretary of LoCorr Investment Trust, an Ohio business trust, on behalf of said trust, this              day of February, 2015.

[Notary Seal]	Notary Public

My Commission Expires:

LoCorr Investment Trust

Amendment No. 5 to Agreement and Declaration of Trust

The undersigned officer and Trustee of LoCorr Investment Trust, an Ohio business trust (the "Trust"), hereby certifies that the following resolution was duly adopted by a majority of the Board of Trustees of the Trust by written consent on the
         day of                                            , 2015, acting pursuant to Section 7.3 and Section 3.2 of the Agreement and Declaration of Trust of the Trust dated as of November 12, 2010 (the "Declaration") as amended from time to time, and said resolution is in full force and effect as of the date hereof:

RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and hereby is, amended by deleting such first paragraph of Article IV, Section
4.2 in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

"Section 4.2. Establishment and Designation of Series or Classes.  Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares: the "LoCorr Managed Futures Strategy Fund," the "LoCorr Long/Short Commodities Strategy Fund," the "LoCorr Spectrum Income Fund," the "LoCorr Long/Short Equity Fund," the "LoCorr Market Trend Fund" and the “LoCorr Multi-Strategy Fund” (each a "Fund" and together the "Funds") and three Classes of each Fund: "Class A," "Class C," and "Class I". The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees, shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:"

Dated: February          , 2015
Jon C. Essen, Trustee, Treasurer and Secretary